Exhibit 3.1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201	Filed in the office of	Document Number
(775) 684-5708	/s/ Barbara K. Cegavske	20170340782-24
Website: www.nvsos.gov	Barbara K. Cegavske	Filing Date and Time
	Secretary of State	08/08/2017 3:35 PM
	State of Nevada	Entity Number
Certificate of Amendment		E0248022014-0
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After issuance of Stock)

1. Name of corporation:
Tianhe Union Holding Limited

2. The articles have been amended as follows (provide article number if available):

Article 1 of the Articles of Incorporation of the Corporation is hereby amended to the name of corporation to “Notional Art Exchange, Inc.” Article 3 of the Articles of Incorporation of the Corporation is hereby amended to include the following: On July 31, 2017, the Corporation’s Board of Directors and a majority of the shareholders entitled to vote on the action approved an increase of the number of shares of Corporation’s authorized common stock from 75,000,000 to 150,000,000 and a 100 to 1 reverse stock split to be effective upon the Corporation’s receipt of written notice from the Financial Industry Regulatory Authority (“FINRA”) that the Corporation’s request to process documentation with respect to the aforementioned reverse stock split pursuant to FINRA Rule 6490 has occurred (the “Split Effective Date”). (See attached complete paragraph.)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power or such greater proportion of the voting power as may be required in the case of a vote by classes or series , or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:
57.28%

4. Effective date of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X /s/ Qiliang Zheng
Signature of Officer

*if any proposed amendment would alter or change any preference or any relative to other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees ay cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 1-5-15

Exhibit A

FORM OF

CERTIFICATE OF AMENDMENT TO

ARTICLES OF INCORPORATION OF

TIANHE UNION HOLDINGS LIMITED

July 31, 2017

Tianhe Union Holdings Limited, a corporation organized and existing under and by virtue of the Nevada Revised Statutes (the “Corporation”), does hereby certify:

First: The Board of Directors of the Corporation (the” Hard”), acting by Unanimous Written Consent in accordance with Section 78.315 of the Nevada Revised Statutes of the State of Nevada, adopted a resolution authorizing the Corporation to increase the number of shares of authorized Common Stock of the Corporation (the “Common Stock”) from 75,000,000 to 150,000,000, to effect a 100 to 1 reverse split of the Common Stock, par value $0.001, whereby every 100 issued and outstanding shares of the Corporation’s Common Stock (including each share of treasury stock), shall automatically and without any action on the part of the holder thereof be combined into one (1) fully paid and nonassessable share of Common Stock, to change the name of the Corporation to “National Art Exchange, Inc.”, and to file this Certificate of Amendment:

Article 1 of the Articles of Incorporation of the Corporation is hereby amended to the name of corporation to “Notional Art Exchange, Inc.”

Article 3 of the Articles of Incorporation of the Corporation is hereby amended to include the following:

“On July 31, 2017, the Corporation’s Board of Directors and a majority of the shareholders entitled to vote on the action approved an increase of the number of shares of Corporation’s authorized common stock from 75,000,000 to 150,000,000 and a 100 to 1 reverse stock split to be effective upon the Corporation’s receipt of written notice from the Financial Industry Regulatory Authority (“FINRA”) that the Corporation’s request to process documentation with respect to the aforementioned reverse stock split pursuant to FINRA Rule 6490 has occurred (the “Split Effective Date”). Each 100 shares of the corporation’s common stock issued and outstanding immediately prior to the Split Effective Date (the “Old Common Stock”) shall automatically reclassified and changed into one share without any action on part of the holder thereof, which the Corporation shall be authorized to issue immediately subsequent to the Split Effective Date (the “New Common Stock”). Each holder of a certificate or certificates which immediately prior to the Split Effective Date represented outstanding shares of Old Common Stock (the “Old Certificates”) shall, from and after the Split Effective Date, be entitled to receive upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate or certificates (the “New Certificates”) representing the shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. No fractional shares of New Common Stock of the Corporation shall be issued. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation. Instead, any fractional share shall be rounded to the next whole share.

Second: That in lieu of a meeting and vote of stockholders, the holders of a majority in interest of record of the issued and outstanding shares of Common Stock have given Written Consent to said amendment in accordance with the provisions of Section 78.320 of the Nevada Revised Statutes.

Third: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 78.390 of the Nevada Revised Statutes.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by the undersigned as of the date first above written.

/s/ Qiliang Zheng
Qiliang Zheng
Chief Executive Officer

SECRETARY OF STATE

STATE OF NEVADA

NEVADA STATE BUSINESS LICENSE

NOTIONAL ART EXCHANGE, INC.

Nevada Business Identification # NV20141317449

Expiration Date: May 31, 2018

In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.

Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on August 9, 2017

Barbara K. Cegavske
Secretary of State

You may verify this license at www.nvsos.gov under the Nevada Business Search.

License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which by law <u>cannot</u> be waived.